Exhibit 24.2
TD BANK US HOLDING COMPANY
SECRETARY’S CERTIFICATE
     The undersigned, being the duly elected, qualified and acting Assistant Secretary of TD Bank US Holding Company (the “Company”) hereby certifies that the following Resolutions of the Board of Directors of the Company were duly adopted by the Board, said Resolutions having been so duly adopted on August 31, 2010, and that said Resolutions have not been modified or rescinded and are still in full force and effect as of the date hereof as follows:
          WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to enter into the Post-Closing Transactions relating to the Company.
          NOW, THEREFORE, BE IT:
     Approval of the Post-Closing Transactions
     RESOLVED, that the Board finds the actions, steps and transactions relating to the Company in connection with the Post-Closing Transactions and the terms and transactions relating to the Company and contemplated by the Post-Closing Transactions Document are advisable and fair to and in the best interests of the Company, and the Board hereby declares advisable and approves such Post-Closing Transactions, the Post-Closing Transactions Document and the transactions contemplated thereby all substantially as presented, and any of the President and Chief Executive Officer, any Senior Executive Vice President or any Executive Vice President of the Company (each, an “Authorized Person”) is hereby authorized and approved, and each Authorized Person be, and each of them hereby is, authorized in the name and on behalf of the Company to prepare, execute and deliver such related agreements, documents and other instruments relating to the Post-Closing Transactions as he or she deems necessary or appropriate in connection with the Post-Closing Transactions;
     RESOLVED, that each Authorized Person is authorized, on behalf of and in the name of the Company, to negotiate the structure and terms of the Post-Closing Transactions, including all related agreements and other instruments, which approval shall be conclusively evidenced by such execution and delivery and to take all steps necessary or advisable to implement the Post-Closing Transactions;
     RESOLVED, that each Authorized Person is authorized to conduct business on behalf of the Company in connection with the Post-Closing Transactions and the consummation of the Post-Closing Transactions and the performance of the Company’s obligations thereunder;
     Regulatory Approvals and Filings
     RESOLVED, that each Authorized Person and counsel for the Company is authorized in the name and on behalf of the Company and/or any applicable affiliate, to prepare and file all applications and any and all certificates, documents, letters and other instruments with any appropriate Canadian or U.S. provincial, territorial, federal, state, local or other domestic or foreign governmental or regulatory authority necessary or desirable in connection with the Post-Closing Transactions and the other transactions contemplated by these resolutions with full power and authority by such Authorized Persons and counsel to take any and all such action as may be necessary or advisable to obtain such approvals, including, without limitation, appearing before any such other governmental or regulatory authority;
     General Enabling Resolutions
     RESOLVED, that the Board hereby authorizes each of the Authorized Persons to approve the taking of any actions, the payment of any costs and expenses and the forms and terms of any instruments, documents or agreements in connection with the Post-Closing Transactions and the consummation of the other transactions contemplated thereby or contemplated by these resolutions as such Authorized Person shall deem necessary or advisable;
     RESOLVED, that each Authorized Person is authorized to execute and deliver, or cause to be executed and delivered, all agreements, undertakings, documents, instruments and certificates as such Authorized Person deems necessary, desirable or appropriate in connection with the Post-Closing Transactions and the consummation of the transactions contemplated thereby or contemplated by these resolutions;
     RESOLVED, that for purposes of carrying out the foregoing resolutions, any person authorized to execute any document or take or cause to be taken any action on behalf of the Company is authorized to grant, execute and deliver a power of attorney, individually or in the name and on behalf of the Company, to any other person, whether or not an employee of the Company, as the person executing the power of attorney may deem appropriate, and any action taken by any such duly authorized person pursuant to and within the scope of any such power of attorney is hereby ratified and confirmed as the act and deed of the Company;
     RESOLVED, that the Board hereby adopts and incorporates by reference any form of specific resolution to carry into effect the purpose and intent of the foregoing resolutions, or covering authority included in matters authorized in the foregoing resolutions, including forms of resolutions in connection therewith that may be required by any state, institution, person, or agency, including, without limitation, the U.S. Securities and Exchange Commission, the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency, and the Secretary of the Company hereby is directed to insert a copy thereof in the minute books of the Company following this action by the Board and to certify the same as having been duly adopted thereby;
     RESOLVED, that each Authorized Person is authorized and permitted to determine that it is no longer advisable to submit consummate or to take any other action with respect to the Post-Closing Transactions or to execute and deliver any of the other agreements contemplated by these resolutions and upon such determination, the Company is authorized to abandon some or all of the transactions contemplated by these resolutions; and

     RESOLVED, that any and all acts heretofore or hereafter taken by any officer, director, representative or agent of the Company in the name or on behalf of the Company or any of its affiliates in connection with the matters contemplated by the foregoing resolutions, be and each of the same hereby is, adopted, ratified, confirmed and approved in all respects as the act and deed of this Board and the Company.
     IN WITNESS WHEREOF, the undersigned has executed this certificate on the 21st day of October, 2010.

/s/ Geoffrey W. Ryan
Geoffrey W. Ryan, Assistant Secretary

STATE OF FLORIDA
COUNTY OF PALM BEACH	October 21, 2010
     Personally appeared the above-named Geoffrey W. Ryan, Assistant Secretary of TD Bank US Holding Company, who made oath that the foregoing Certificate subscribed by him is true.

Seal	/s/ Tiffany A. Provenzano
	Name:	Tiffany A. Provenzano
Notary Public My Commission Expires: 7/30/2011